State of Delaware
Office of the Secretary of State


          I, EDWARD J. FREEL, SECRETARY OF STATE OF THE
STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE
AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "XCL
LTD.", FILED IN THIS OFFICE ON THE SECOND DAY OF NOVEMBER,
A.D. 1995, AT 10 O'CLOCK A.M.

          A CERTIFIED COPY OF THIS CERTIFICATE HAS SEEN
FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR
RECORDING.

                            /s/ Edward J. Freel
                            -----------------------------------
                            Edward J. Freel, Secretary of State

                             AUTHENTICATION:      7698022
          2147839  8100
          950254226          DATE:  11-02-95

                      CERTIFICATE OF DESIGNATION
                                  OF
           SERIES E, CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                  OF
                               XCL LTD.

                  Pursuant to Section 151 of the
           General Corporation Law of the State of Delaware

          XCL LTD., a corporation organized and existing under the laws of the State of Delaware (the "Company" or "XCL"), HEREBY CERTIFIES that the resolutions set forth below were duly adopted by the Board of Directors of the Company pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Company, which authorizes the issuance of up to 1,200,000 shares of Preferred Stock, par value $l.00 per share, to be designated in one or more series, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, respectively:

RESOLVED:          That the Company establish a new series
of Preferred Stock, par value $1.00 per share, to be designated as Series E, Cumulative Convertible Preferred
Stock ("Series E Preferred Stock"); and it was

RESOLVED  FURTHER:          That  the  powers,  preferences
and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Series E Preferred Stock, in addition to those stated in Article FOURTH of the Certificate of Incorporation which are applicable to all series of Preferred Stock, are hereby established substantially as set forth in the attached Exhibit A; and it was

RESOLVED FURTHER: That the Company be, and it hereby is authorized to issue, from time to time, up to 80,000 shares of Series E Preferred Stock.

          IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this Certificate to be signed by David A. Melman, its Executive Vice
President, and attested by Lisha C. Falk, its Assistant
Secretary, this  1st day of November, 1995.

XCL LTD.

/s/ David A. Melman
-------------------
David A. Melman
Executive Vice President

[Corporate Seal)

ATTEST:

/s/ Lisha C. Falk
-----------------
Lisha C. Falk
Assistant Secretary


STATE OF LOUISIANA          )
                                 :ss:
PARISH OF LAFAYETTE          )


          BE IT REMEMBERED that on this 1st day of November, 1995, personally came before me, a Notary Public in and for the State and Parish aforesaid, David A. Melman and Lisha C. Falk, the Executive Vice President and the Assistant Secretary, respectively, of XCL Ltd., the corporation described in the foregoing instrument and known to me personally to be such, and acknowledged the said instrument to be their own act and deed and the act and deed of said corporation; that the signatures are in their own handwriting, and that the facts stated in said instrument are true.

/s/ Suzanne Marse Bourque
---------------------------
Notary Public

My commission expires: At Death

                                 EXHIBIT "A"

                              DESIGNATION OF THE
                       SERIES E, CUMULATIVE CONVERTIBLE
                               PREFERRED STOCK

          Paragraph 1. Designation and Amount. The shares of this series of Preferred Stock, par value $1.00 per share
("Preferred Stock"), shall be designated as Series E, Cumulative
Convertible Preferred Stock, par value of $1.00 per share
("Series E Preferred Stock"), and the number of shares constituting such series shall be 80,000.

          Paragraph 2.  Definitions and Rules of Construction.

          (a)          The following terms, not defined
elsewhere herein, shall have the following meanings:

          "The American Stock Exchange" means the American Stock
Exchange, Inc.

          "Board of Directors" means the Board of Directors of the Company as may be constituted from time to time.

          "Business Day" means any day (other than a Saturday, Sunday or public holiday in the Borough of Manhattan, City of New York, New York) on which banking institutions in New York City are not authorized or obligated by law or executive order to close.

          "Closing Price" of a security on any day means the last sales price, regular way, per share of such security on such day as reported in die principal consolidated reporting system with respect to such security listed on the principal US stock exchange on which such security was listed for trading or, if the shares of such security are not listed or admitted to trading on a US stock exchange, the middle market quotations for the shares of such security (derived from The London Stock Exchange Daily Official List) listed or admitted to trading on The London Stock Exchange, or if the shares of such security are not listed or admitted to trading on The London Stock Exchange, the last sales price as reported, in the National Market System ("NMS") of the National Association of Securities Dealers Inc. Automated Quotation System ("NASDAQ"), or if the shares of such security are not listed or admitted to trading in NMS, the average of the high bid and low asked prices in the over-the-counter market as reported by NASDAQ, or if the bid and asked prices on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any American Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof on each Trading Day. In any of such alternate cases when such security is not traded in prices expressed in Dollars, such Closing Price shall be converted into Dollars at the then spot market exchange rate of pounds sterling (UK) into Dollars as quoted by Chemical Banking Corporation on the date of determination.

          "Common Stock" means the shares of common stock, par value $.01 per share, of the Company.

          "Company" means XCL Ltd., a Delaware corporation.

          "Conversion Commencement Date" means the earlier of
(i) the date of the initial Redemption Notice (as defined in subparagraph 5(a)) issued by the Company for shares of Series E
Preferred Stock or (ii) December 31, 1996.

          "Conversion Stock" means the shares of Common Stock issuable upon conversion of the Series E Preferred Stock in accordance with Paragraph 6.

         "Directors" means the directors of the Company.

          "Dividend Stock" means the shares of Series E
Preferred Stock paid to holders of Series E Preferred Stock in lieu of a cash dividend.

          "$" means Dollars.

          "Dollars" means the freely transferable currency of the USA.

          "Forced Conversion Date" means that date which is the later of the second anniversary of the initial Issuance Date (as defined in subparagraph 3(a)) or the first anniversary of the date on which the Conversion Stock is first registered under the Securities Act.

          "Parity Stock" means all other series of preference stock ranking on a parity with the Series E Preferred Stock as to the right to receive any dividends and any payment or distribution of assets upon a liquidation or winding up of the Company. The Series A and Series B Preferred Stock shall be deemed Parity Stock for all purposes herein.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Series A Preferred Stock" means the shares of the Company's Series A, Cumulative Convertible Preferred Stock, par value $1.00 per share.

          "Series B Preferred Stock" means the shares of the Company's Series B, Cumulative Preferred Stock, par value $1.00 per share.

          "Shareholders" means the holders of the Common Stock.

          "Stock Option Plans" means the employee stock option plans adopted by the Company and approved by Shareholders, in effect from time to time, for employees and certain other individuals rendering services to the Company.

          "The London Stock Exchange" means The International
Stock Exchange of the United Kingdom and the Republic of Ireland
Limited.

          "Trading Day" shall mean a day on which the market used for calculating the closing Price is open for the transaction of business or, if the shares of such security are not so listed or admitted to trading, a Business Day.

          "Transfer Agent" means the transfer agent for the Series E Preferred Stock from time to time obtaining.

          "UK" and "United Kingdom" mean the United Kingdom of
Great Britain and Northern Ireland.

          "USA" and "US" mean the United States of America.

          "Warrants" means an aggregate of 24,543,900 issued and outstanding and to be issued warrants to purchase Common Stock.

          (b)   References herein to Paragraphs and
subparagraphs are to Paragraphs and subparagraphs of this Designation of the Series E Preferred Stock ("Designation") unless otherwise indicated. The words "hereof", "herein", "hereunder" and comparable terms refer to the entirety of this Designation and not to any particular Paragraph or other subdivision hereof. Words in the singular include the plural and in the plural include the singular. Words in the neuter gender shall include the masculine and feminine and vice versa. The word "or" is not exclusive. The word "including" shall be deemed to mean "including, without limitation." The Paragraph headings contained in this Designation are for reference purposes only and shall not affect in any way the meaning or interpretation of this Designation.

            Paragraph 3. Dividends and Distributions.

          (a) Each share of Series E Preferred Stock shall entitle the record holder to receive, out of funds legally available therefor, when, as and if declared by the Board of Directors, dividends in cash at the annual rate of $10.00 per share, which shall be payable in arrears in equal semi-annual installments on June 30th and December 31st, or in the event any such date is a Saturday, Sunday or public holiday in the Borough of Manhattan, in the City of New York, New York, on the first Business Day following such date (hereinafter a "Dividend Payment
Date") in each year, provided, however, that the dividend payable on the first such Dividend Payment Date shall be equal to the product obtained by multiplying $5.00 by a fraction, the denominator of which shall be 182 and the numerator of which shall be the number of days expired in the period between the date of issuance of the share of Series E Preferred Stock (the "Issuance Date") and such first Dividend Payment Date (inclusive of both such dates).

          (b)The Company may, at its option exercised by written notice to the holders of the Series E Preferred Stock given at least ten (10) Business Days prior to the Dividend Payment Date, elect to pay any dividend due and payable hereunder, in kind in additional shares of Series E Preferred Stock in lieu of a dividend payment in cash. The amount of shares of Dividend Stock issuable to each holder of Series E Preferred Stock pursuant to this subparagraph 3(b) on each such Dividend Payment Date shall equal .05 share of Series E Preferred Stock for each share of Series E Preferred Stock registered in the name of each such holder of the Series E Preferred Stock on the record date for the payment of the dividend. Fractional shares of Series E Preferred Stock arising in respect of the payment of any dividend in shares of Dividend Stock shall not be issued to the holders of Series E Preferred Stock.

          (c) Dividends shall be cumulative, whether or not earned and whether or not surplus shall be available therefor and shall commence to accrue and accumulate from day to day from the Issuance Date. Such accumulation shall include, if not paid, the dividend payable on each Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Such dividends shall be declared and set apart or paid before any dividends (other than dividends payable in Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to dividends and as to distributions upon the dissolution, liquidation or winding up of the Company to the Series E Preferred Stock, such junior securities being hereinafter referred to as "Junior Securities") shall be paid on the Common Stock or such other series or class of Junior Securities. No cash dividend shall be paid upon or set apart for shares of any other class of stock of the Company (other than shares of preference stock ranking pari passu with the Series E Preferred Stock in respect of the payment of dividends) until all dividend arrears on the Series E Preferred Stock shall be fully paid. The shares of Series E Preferred Stock shall rank pari passu with the shares of the Series A Preferred Stock and Series B Preferred Stock with respect to the payment of dividends.

          (d) Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro-rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series E Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty days prior to the date fixed for the payment thereof.

          (e) In the event the Company (i) fails to register the Conversion Stock under the Securities Act by the Conversion Commencement Date, then the annual dividend rate on the Series E Preferred Stock shall be increased effective on such date, to an annual rate of $12.00 per share of Series E Preferred Stock (or
 .12 share of Series E Preferred Stock if such dividend is paid in kind) until such time as such Conversion Stock is so registered, at which time the dividend rate will revert to the initial dividend rate; and (ii) fails to declare and pay any dividend on a Dividend Payment Date (the "Defaulted Date"), the dividend rate on the outstanding shares of Series E Preferred Stock in effect on the Defaulted Date shall be increased effective such Date so that the aggregate dividend payable on the next succeeding Dividend Payment Date shall equal the dividend that would have been paid on all then outstanding shares of Series E Preferred Stock had the Company declared and paid the dividend on the Defaulted Date in Dividend Stock. Upon payment of all such dividend arrearages in cash or with shares of Dividend Stock (or some combination of both), the dividend rate shall revert to the dividend rate in effect on the initial Defaulted Date. The Company shall notify all holder's of Series E Preferred Stock in writing (1) of the date on which the Conversion Stock has been registered under the Securities Act and (2) at least fifteen (15) days prior to the payment by the Company of any dividend arrearages in cash, in which case such holders may elect to receive such dividend arrearage payment in shares of Dividend Stock (computed based upon the annual cash dividend rate then applicable divided by l00) in lieu of such cash payment by notice in writing delivered to the Company within five (5) days after receipt of the Company's dividend payment notice, provided that such notice is received by the Company from the holders of at least a majority of the outstanding shares of Series E Preferred Stock.

          Paragraph 4. Dissolution. Liquidation or Winding Up.

          In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the registered holders of Series E Preferred Stock shall be entitled to share on a pro rata basis with the holders of shares of Series A Preferred Stock and Series B Preferred Stock and all other series of the Company's preference stock ranking on a parity with the Series E Preferred Stock in respect of distributions upon dissolution, liquidation or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the registered holders of Series E Preferred Stock shall be entitled on a pro rata basis with the holders of shares of Series A Preferred Stock and Series B Preferred Stock and all other series of the Company's preference stock ranking on a parity with the series E Preferred Stock in respect of distributions upon dissolution, liquidation or winding up of the Company, and to receive, out of the net assets of the Company, $100.00 per share, plus an amount equal to all the dividend arrears on each such share up to the date fixed for distribution and no more, before distribution shall be made to the holders of the Common Stock or any Junior Securities. Neither the merger or consolidation of the Company, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a dissolution, liquidation or winding up of the affairs of the Company within the meaning of this Paragraph 4.

          Paragraph 5. Redemption.

          The Series E Preferred Stock shall be redeemable at the redemption price specified below and on the following terms and conditions:

          (a) The Series E Preferred Stock shall be redeemable at the election of the Company, in whole or in part at any time and from time to time, at a redemption price ("Redemption Price") of, at any time (i) prior to March 31, 1996, $125.00 per share, (ii) between April 1, 1996 and June 30, 1996, $120.00 per share, (iii) between July 1, 1996 and September 30, 1996, $116.00 per share,
(iv) between October 1, 1996 and December 31, 1996, $112.00 per share, (v) between January 1, 1997 and March 31, 1997, $108.00 per share; (vi) between April 1, and June 29, 1997, $104.00 per share, and (vii) on or after June 30, 1997, $100.00 per share, in each case plus all accrued and unpaid dividends to and including the redemption date. The Company shall notify each holder of record of shares of Series E Preferred Stock in writing (the "Redemption Notice") mailed by first class mail, postage prepaid, at least twenty (20) days and not more than sixty (60) days, prior to the date fixed by the Company for redemption, mailed to his address as the same shall appear on the hooks of the Company. The Redemption Notice shall state the redemption date, the Redemption Price and the place and manner of payment thereof. If less than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine.

          (b) The Company may deposit the aggregate Redemption Price in trust with a bank or trust company (in good standing, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, in the City of New York, New York, and having capital surplus and undivided profits aggregating at least $25,000,000) as the "Redemption Agent", for payment to the holders of the shares so to be redeemed, upon surrender (and endorsement, if required by the Board of Directors) of the certificates for such shares. At the close of business on a redemption date (unless the Company shall fail to make payment or deposit of the Redemption Price as above set forth), dividends shall cease to accrue on the shares of Series E Preferred Stock called for redemption (except on any such shares of Series E Preferred Stock in respect of which, upon due presentation of the certificate(s) relating thereto, payment of the money due at such redemption shall be refused in which case the dividend shall be deemed to have continued and shall continue to accrue from the relevant date of redemption to the date of payment); each holder of the shares of Series E Preferred Stock so to be redeemed shall cease to be a shareholder with respect to such shares and shall have no interest in, or claim against, the Company and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from such bank or trust company, or from the Company, without interest thereon, upon surrender (and endorsement if required by the Board of Directors) of the certificates; and the shares represented thereby shall no longer be deemed to be outstanding. In the case of a call for redemption by the Company pursuant subparagraph 5(a) above, the right of conversion shall cease and terminate as to the shares designated for redemption on the close of business on the third Business Day preceding the redemption date unless default shall be made in the payment of the Redemption Price. In the event the holder of any shares of Series E Preferred Stock shall not, within six years after such deposit, claim the amount deposited as above stated for the redemption thereof the depositary shall. upon demand, pay over to the Company such unclaimed amount so deposited, and the depositary shall thereupon be relieved of all responsibility therefor to such holder.

          (c) So long as any shares of Series E Preferred Stock are outstanding, the Company shall not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of Common Stock or any Junior Securities if at the time of making such redemption, purchase or acquisition the Company shall be in default with respect to any dividend payable on, or any obligation to purchase shares of, Series E Preferred Stock; provided, however, that, notwithstanding the foregoing the Company may at any time redeem, purchase or otherwise acquire shares of Common Stock or any Junior Securities in exchange for, or out of the net cash proceeds from the sale of, Common Stock or other shares of Junior Securities. If in any case the amounts payable with respect to the Company's obligation to retire shares of Preferred Stock are not paid in fall in the case of all series with respect to which such obligations exist, the number of shares of the various series to be retired shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable were discharged in fail. Any dividend arrears on the Series E Preferred Stock tendered to the Company shall be payable in fall to the respective last holders of record of the shares of Series E Preferred Stock so tendered to the Company pro rata with payment of corresponding dividend arrears on the Series ES Preferred Stock remaining outstanding.

          Paragraph 6. Conversion

          (a) Subject as hereinafter provided, at any time after the Conversion Commencement Date at the option of the record holder of the Series E Preferred Stock, the Series E Preferred Stock shall be convertible, in whole or in part, at the office of the Transfer Agent into fully paid and nonassessable shares of Common Stock at a rate (the "Conversion Rate") per share of Series E Preferred Stock equal to that number of shares of Common Stock as shall equal the quotient of $100 divided by $.50 (the "Conversion Price") (subject in any case to adjustment as hereinafter provided in Paragraph 7), provided that if a Conversion Notice (as hereinafter defined in subparagraph 6(c) below) is given in respect of only a part of a holding of Series E Preferred Stock so that there would remain following conversion three or fewer such shares in that holding, all the Series E Preferred Stock in the holding shall be converted notwithstanding the figure inserted in the Conversion Notice.

          (b) For the purposes of the provisions hereof a "Conversion Date" shall be the date falling 90 days after the date of the Conversion Notice (or such sooner date as the Company may notify the converting holder of Series E Preferred Stock in writing) and provided always that If any Conversion Date would otherwise fall on a day which is not a Business Day such Conversion Date shall be the first Business Day following such date.

          (c) The right to convert shall be exercisable at any time and from time to time after the Conversion Commencement Date by completing the notice of conversion endorsed on the share certificate relating to the Series E Preferred Stock to be converted or a notice in such other form as may from time to time be prescribed by the Board of Directors in lieu thereof (any such notice being herein called a "'Conversion Notice") and delivering the same to the Transfer Agent together with such other evidence (if any) as the Board of Directors may reasonably require to prove title of the person exercising such right to convert. The Conversion Notice shall be deemed dated as of the date of receipt thereof by the Transfer Agent. A Conversion Notice once given may not be withdrawn without the consent In writing of the Company.

          (d) On conversion the dividend on the Series E Preferred Stock so converted shall cease to accrue with effect from the close of business on the date preceding the Conversion Date. The Common Stock issued on such conversion shall entitled the holder to all dividends and other distributions payable on the Common Stock by reference to a record date after the applicable Conversion Date.

          (e) Any dividend arrears on the Series E Preferred Stock surrendered for conversion shall be payable in full to the respective last holders of record of the shares of Series E Preferred Stock surrendered for conversion (notwithstanding any subsequent transfer of the shares of Common Stock into which such shares have been converted), pro rata with payment of corresponding dividend arrears on the Series E Preferred Stock remaining outstanding.

          (f)          Conversion shall be deemed to have been
effected on the Conversion Date, and the holder shall as of the close of business on such date have the full rights of the Common Stock resulting from such conversion.

          (g) On the Conversion Date all shares of Series E Preferred Stock in respect of which a Conversion Notice has been delivered ("relevant shares") shall be converted into shares of Common Stock at the Conversion Rate. Upon issuance of the Common Stock, the relevant shares shall be retired and cancelled. Within 28 days after the Conversion Date, the Company shall, or shall cause, the forwarding to each holder of the relevant shares, at his own risk, free of charge, a definitive certificate for the appropriate number of fully paid shares of Common Stock and a new certificate for any unconverted Series E Preferred Stock comprised in the certificate(s) surrendered by him.

          (h) Fractions of Common Stock arising on conversion shall not be issued to the holders of the relevant shares otherwise entitled thereto but (if arrangements can be so made) such fractions shall be aggregated and sold in the market on behalf of such holders at the best price reasonably obtainable and the net proceeds of sale shall be distributed pro rata among such holders unless in respect of any holding of the relevant shares the amount to be distributed would be less than $2.00 in which case such amount shall not be distributed but shall be retained for the benefit of the Company. For the purpose of implementing the provisions of this sub-paragraph
(h), the Board of Directors may appoint a person to execute transfers on behalf of persons otherwise entitled to any such fractions and generally may make all arrangements which appear to the Board necessary or appropriate for the settlement and disposal of fractional entitlements.

          (i) In case of the voluntary dissolution, liquidation or winding up of the Company, all conversion rights relating to the Series E Preferred Stock shall terminate 45 days after the mailing of a notice of such action to all record holders of Series E Preferred Stock; provided that such date of termination of conversion rights shall be not more than sixty
(60) days nor less than twenty (20) days prior to the date on which such dissolution is to become effective or such liquidation or winding up is to commence. Any such notice shall call attention to the date of such termination of the conversion rights, the per share amount payable on the Common Stock, the per share amount payable on the Series E Preferred Stock held by such holder in connection with such action, (in each case, if then known, or, a reasonable estimate if such amount is not known with any reasonable degree of certainty), and the then current Conversion Rate of the Series E Preferred Stock held by such holder of record.

          (j) At any time after the Forced Conversion Date that at least seventy five percent (75%) of the aggregate number of shares of Series E Preferred Stock originally issued on the Issuance Date have been purchased or redeemed by the Company or converted into Common Stock by the holders thereof, the Company may, at its option, cause the conversion of all the remaining issued and outstanding shares of the Series E Preferred Stock at the then current Conversion Rate upon at least 45 days written notice to all holders of record.

          (k) The Company shall use its best efforts to ensure that the shares of Conversion Stock are listed on all the principal stock exchanges on which the Company's Common Stock is listed for trading.

          Paragraph 7. Adjustments of Conversion Rate.

          The Conversion Rate for the Series E Preferred Stock shall be subject to adjustment from time to time as follows:

          (a) If the Company shall at any time or from time to time pay a dividend or other distribution on its outstanding shares of Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a larger number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to the record date for such dividend or the effective date for such subdivision or combination shall be adjusted so that each share of Series E Preferred Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of a share of Series E Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted
immediately prior to the happening of such event.   An
adjustment made pursuant to this subparagraph (a) shall become effective immediately after the close of business on such a record date in the case of a dividend and shall become effective on the close of business on the day immediately prior to the effective date in the case of a sub-division or combination.

        (b) If the Company shall issue rights or warrants to all holders of Common Stock (expiring within 45 days after the record date for determining stockholders entitled to receive them) for the purpose of entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Closing Prices per share for the 30 consecutive Trading Days ending on the record date for the determination of the stockholders entitled to receive such rights or warrants, then at the discretion of the Board of Directors, either (i) the Company shall make a like issue at the same time to each holder of the Series E Preferred Stock as if his conversion rights had been exercisable in full on the record date for such issue on the basis of the Conversion Rate; or (ii) the number of shares of Common Stock into which each share of the Series E Preferred Stock shall thereafter be convertible shall be adjusted by multiplying the number of shares of Common Stock into which each share of Series E Preferred Stock was convertible on the day immediately preceding such record date by a fraction the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock so offered for subscription or purchase, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such average of the Closing Prices for such 30 Trading Days. Such adjustment shall become effective immediately after the close of business on such record date. Notwithstanding anything in the foregoing to the contrary, no such issue or adjustment shall be made in respect of the shares of Common Stock issuable upon exercise of the Warrants, any stock options granted pursuant to the Company's Stock Option Plans approved by Shareholders (provided that option exercise price shall not be less than the fair market value of the Common Stock on the date of grant of the options), the Series A Preferred Stock and the shares of Common Stock issuable as dividends on or upon conversion of the Series A Preferred Stock or the Series B Preferred Stock and the shares of Common Stock issuable as dividends on or upon redemption of the Series B Preferred
Stock.

          (c) If any offer or invitation by way of rights or otherwise (not being an offer or invitation to which the provisions of subparagraph 7(b) apply) is made to all the Shareholders by the Company, the Company shall make or, so far as it is able, cause that there be made a like offer at the same time to each holder of Series E Preferred Stock as if his conversion rights had been exercisable and had been exercised in full on the record date for such offer or invitation on the basis of the Conversion Rate.

          (d) If the Company shall distribute to all holders of Common Stock any assets (other than any ordinary dividend payable solely in cash in an amount not excessive in comparison to its current earnings),. any rights to subscribe (other than those referred to in sub-paragraph 7(b) above) or any evidence of indebtedness or other securities (other than Common Stock or Junior Securities), then in each such case the number of shares of Common Stock into which each share of Series E Preferred Stock shall thereafter be convertible shall be adjusted by multiplying the number of shares of Common Stock into which each share of Series E Preferred Stock was convertible on the date immediately preceding the record date for the determination of the stockholders entitled to receive such distribution by a fraction the numerator of which shall be the average of the Closing Prices per share of Common Stock for the thirty (30) consecutive Trading Days ending on such record date and the denominator of which shall be such average of the Closing Prices per share less the then fair market value (as determined in a resolution adopted by the Board and reviewed and approved by the Company's auditors for the time being) of the portion of the assets or evidences of indebtedness or securities so distributed or of such subscription rights applicable to one share of Common Stock. Such adjustment shall become effective immediately after the close of business on such record date.

          (e) Whenever the Conversion Rate is adjusted as herein provided, the Company shall forthwith file with the Transfer Agent a certificate stating the adjusted Conversion Rate determined as provided in this Paragraph 7. Such certificate shall show in detail the facts requiring such adjustment. The calculation of such adjustment shall have been reviewed and approved the Company's auditors for the time
being.   Whenever the Conversion Rate is adjusted, the Company
will forthwith cause a notice stating the adjustment and the resulting Conversion Rate to be mailed to the respective holders of record of Series E Preferred Stock.

          (f) In case of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation or in case of any sale or conveyance of all or substantially all of the property of the Company, each share of the Series E Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property receivable upon such capital reorganization,. reclassification of capital stock,. consolidation, merger, sale or conveyance, as the case may be, by a holder of the number of shares of Common Stock into which such share of Series E Preferred Stock was convertible immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors and reviewed and approved by the Company's auditors for the time being) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holders of the Series E Preferred Stock
, to the end that provisions set forth herein (including the specified changes in and other adjustments of the Conversion
Rate) shall thereafter be applicable, as near as reasonably may be, in relation to any shares of stock or other securities or other property thereafter deliverable upon the conversion of the Series E Preferred Stock.

          (g) No adjustment shall be made hereunder unless by reason of the happening of any one or more of the events herein specified, the Conversion Rate then in effect would be changed by 1 % or more, but any adjustment of less than 1% that would otherwise be required to be made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with any adjustment or adjustments so carried forward, amounts to 1 % or more, provided that such adjustment shall be made in any case (regardless of whether or not the amount thereof or the cumulative amount thereof amounts to 1 % or more) upon the happening of one or more of the events specified in subparagraph (f) of this Paragraph 7.

          Paragraph 8. Voting Rights.

          Except as may be otherwise provided herein or in the Certificate of Incorporation of the Company. as amended from time to time with the consent of the holders of Series E Preferred Stock, provided such consent is required to be obtained hereunder, or as required by applicable law:

          (a)          the Series E Preferred Stock shares
shall not entitle the holders thereof to receive notice of or attend or vote at any meeting of stockholders except in the following circumstances:

          (i) The Series E Preferred Stock shall vote as a separate class on any resolution proposed for adoption by the stockholders of the Company which seeks to amend, alter or repeal, the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation of the Series E Preferred Stock designating the Series E Preferred Stock and the preferences and privileges, relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof so as to adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the issued Series E Preferred Stock or the creation and issue of any other series of preference stock (whether or not denominated in Dollars, or any increase in the amount of authorized shares of Series E Preferred Stock, in each case either being Parity Stock or Junior Securities and with or without similar voting rights) will not be deemed to affect adversely such rights. preferences, privileges or voting powers of the Series E Preferred Stock;

          (ii) Except in the event that arrangements are or have been offered to the holders of the Series E Preferred
Stock which ensure that the rights of such holders would not be prejudiced, the Company will ensure that no plan of compromise or arrangement affecting the Common Stock shall become effective unless the holders of the Series E Preferred Stock shall be parties to the plan and unless the plan shall be approved by the holders of at least a majority of the then issued and outstanding shares of Series E Preferred Stock, voting as a class together with all other Parity Stock;

          (iii) In the case of a vote on a resolution regarding
(1) the capital reorganization, dissolution or liquidation of the Company; or (2) any matter for which the consent of the holders of Series E Preferred Stock is sought in accordance with the provisions of subparagraphs 8(a)(i) and 8(a)(ii) and Paragraphs 9 or 10; every record holder of Series E Preferred Stock who is present at that meeting in person or by proxy shall be entitled to cast one (1) vote for each share of Series E Preferred Stock registered in his name (voting (A) as a separate class with respect to the matters set forth in subparagraph 8(a)(i) and (B) together with all other Parity Stock with respect to the matters set forth in subparagraphs 8(a)(ii) and 8(a)(iii)(1) and Paragraphs 9 and 10) and the decision of at least two thirds of the outstanding shares of Series E Preferred Stock (as to any matters set forth in clause
(A) above) and a majority of the outstanding shares of Series E Preferred Stock and any Parity Stock, voting separately as a class (as to any matters set forth in clause (B) above) shall be determinative of the matter so long as a quorum (as defined in subparagraph 8(b) below) is present; or

          (iv) if at the date of the notice convening a meeting of Shareholders the dividend on the Series E Preferred Stock has not been paid in an aggregate amount equal to at least two (2) consecutive semi-annual dividends on such shares, the number of Directors of the Company will be increased by two and a majority of votes cast by the holders of the Series E Preferred Stock together with the holders of Parity Stock on which like voting rights have been conferred and are exercisable, present in person by proxy at such meeting, will be entitled to elect such two additional Directors to the Board of Directors, with each holder being entitled to cast one vote for each share of Series E Preferred Stock registered in his name. The right to elect such Directors and the term of office of all such Directors so elected shall terminate when all such accrued and unpaid dividends are paid in full or set apart for payment, subject to such right being reinstated in the case of future unpaid dividends as hereinabove provided. In case any vacancy shall occur among the Directors elected by the holders of Series E Preferred Stock and Parity Stock as herein provided, such vacancy may be filled for the unexpired portion of the term by vote of the remaining Director elected by such stockholders, or such Director's successor in office, or by the vote of such stockholders given at a special meeting of such stockholders called for such purpose.

          (b) At each meeting of stockholders at which the holders or the Series E Preferred Stock shall have the right to vote as a separate class or together with any other class of stock. the presence in person or by proxy of the holders of record of a majority of the total number of shares of stock entitled to vote as a single class then outstanding shall be necessary and sufficient to constitute a quorum of such class for the transaction of business by such stockholders as a class. At any such meeting or adjournment thereof.

          (i) the absence of a quorum of the holders of the Series E Preferred Stock shall not prevent the election of Directors or the transaction of business other than the transaction of business with respect to which the holders of the Series E Preferred Stock are entitled to vote as a separate class and the absence of a quorum of the holders of any other class of stock for the election of Directors or the conduct of such other business shall not prevent the conduct of business on which the Series E Preferred Stock is entitled to vote as a separate class, and
            (ii)  in the absence of any such quorum, the
holders present in person or by proxy of the class or classes which lack a quorum shall have the power to adjourn (for a period of up to 30 days) the meeting for the election of Directors which they are entitled to elect from time to time, or for the conduct of such business, without notice other than announcement at the meeting, until a quorum shall be present.

          (c) Any action required or permitted to be taken by the holders of Series E Preferred Stock pursuant to this Paragraph 8 or Paragraphs 9 or 10, voting either separately as a class or together with all Parity Stock at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of such stock having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all such shares entitled to vote thereon were present and voted.

          Paragraph 9. Further Issues; Par Value

          So long as any shares of Series E Preferred Stock remain outstanding, the Company shall not without the affirmative vote or consent of the holders of the Series E Preferred Stock and any Parity Stock, in each case outstanding at the time, given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or distribution of assets on dissolution, liquidation or winding up or which may be convertible into any class of shares ranking as regards participation in dividends or the distribution of assets on dissolution, liquidation or winding up senior to the Series E Preferred Stock; or (ii) increase or decrease the par value of the Common Stock. The holders of Series E Preferred Stock shall not be entitled to any preemptive rights with respect to any further issuances of securities by the Company.

          Paragraph 10. Other Matters.

          So long as any Series E Preferred Stock remains issued and outstanding then:

          (a)          except as authorized by the adoption of
an appropriate resolution by the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series E Preferred Stock and any Parity Stock, voting or consenting separately as a class, the Company shall not:

          (i)          sell, lease or convey all or
substantially all of the assets of the Company; or

          (ii) approve any merger, consolidation or compulsory share exchange to which the Company is a party, unless (1) the terms of such merger, consolidation or compulsory share exchange do not provide for a change in the terms of the Series E Preferred Stock and (2) the Series E Preferred Stock is on a parity with or prior to (in respect of dividends and upon liquidation, dissolution or winding up) any other class or series of capital stock authorized by the surviving corporation, other than any class or series of stock of the Company ranking senior to the Series E Preferred Stock either as to dividends or upon liquidation, dissolution or winding up of the Company and previously authorized with the consent of the holders of the Series E Preferred Stock (or other than any capital stock into which such prior stock is converted as a result of such merger, consolidation or compulsory share exchange).

          (b)          the Company shall concurrently send a
copy of every communication or other information, including annual reports and proxy materials, sent to its Shareholders to every holder of Series E Preferred Stock.

          Paragraph 11.  Reacquired Shares.

          Any shares of the Series E Preferred Stock redeemed or purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series E Preferred Stock, and may be reissued as Series E Preferred Stock or part of a new series of preference stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

          Paragraph 12 Miscellaneous

          (a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: (i) if to the Company, to its office as specified in its most recent Annual Report on Form l0-K (or any successor report or form) or to the Transfer Agent or other agent of the Company designated as permitted hereby or (ii) if to any holder of the Series E Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record hooks of the Company (which may include the records of any Transfer Agent for the Series E Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Company or any such holder. as the case may be, shall have designated by notice similarly given.

          (b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any original issuance or delivery of shares of Series E Preferred Stock or shares of Common Stock or other securities issued on account of Series E Preferred Stock pursuant hereto or certificates representing such shares or
securities   The Company shall not, however, be required to pay
any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series E Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series E Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has made arrangements satisfactory to the Transfer Agent for the payment to the Company of the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

          (d) In the event that a holder of shares of Series E Preferred Stock shall not by written notice designate to whom payment upon redemption of shares of Series E Preferred Stock should be made or the address to which such payment should be sent, the Company shall be entitled to make such payment, in the name of the holder of such Series E Preferred Stock as shown on the records of the Company, and to send such payment, to the address of such holder shown on the records of the Company.

         (e) Unless otherwise provided in the Certificate of Incorporation, as amended, of the Company, all payments in the form of dividends, distributions on voluntary or involuntary dissolution. liquidation or winding-up or otherwise made upon the shares of Series E Preferred Stock and any other stock ranking on a parity with the Series E Preferred Stock with respect to such dividend or distribution shall be made pro rata, so that amounts paid per share on the Series E Preferred Stock and such other stock shall in all cases bear to each other the same. ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the Series E Preferred Stock and such other stock bear to each other.

          (f) The Company may appoint, and from time to time discharge and change, the Transfer Agent for the Series E Preferred Stock. Upon any such appointment or discharge of a Transfer Agent, the Company shall send notice thereof by first class mail, postage prepaid to each holder of record of Series E Preferred Stock. The initial Transfer Agent for the Series E Preferred Stock shall be the Company.

          (g) The Company covenants that it will at all times on and after the Conversion Commencement Date reserve and keep available out of its authorized Common Stock and/or shares of its Common Stock then owned or held by or for the account of the Company, solely for the purpose of delivery upon conversion of the Series E Preferred Stock as herein provided, such number of shares of Common Stock as shall then be deliverable upon conversion of all shares of Series E Preferred Stock from time to time outstanding.


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